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                                                      BINA THOMPSON 212-310-3072
                                                      ANNE CRAWFORD 212-310-2730
                                      INTERNET HOME PAGE: HTTP://WWW.COLGATE.COM
                                           E-MAIL: INVESTOR_RELATIONS@COLPAL.COM
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FOR IMMEDIATE RELEASE...

       COLGATE COMPLETES FINAL STAGE OF KOLYNOS PURCHASE APPROVAL PROCESS

NEW YORK, NEW YORK, MARCH 19, 1997... Colgate today announced the completion of the approval process for its purchase of the Kolynos business by Brazilian anti-trust authorities (CADE). Official government agreement was given to previously reported plans developed by Colgate and the Brazilian anti-trust authorities
(CADE) on how Colgate will operate the acquired Kolynos toothpaste business in Brazil and how it will implement cost savings efficiencies and expansion of export sales over the next several years.

     Colgate purchased the worldwide Kolynos business in 1995. In September, 1996, the Brazilian CADE approved the acquisition in that country under certain alternative conditions. Several months ago, Colgate publicly selected the alternative proposed by the CADE to suspend the sale of the Kolynos brand of toothpaste in Brazil for a period of four years. In its place, the Company will market an alternative brand in the same consumer segment now occupied by Kolynos. The Company has six months from today's approval to deplete existing Kolynos inventory and utilize existing packaging materials, during which time the alternative brand will be phased in.

     The previously announced plan included specific synergies, cost efficiencies and major export activities. These additional plans can now be implemented by the Company.

     The terms of the proposal as previously reported also called for the Company to offer for sale a certain amount of toothpaste (approximately 1/5 of existing capacity) to third parties, such as supermarket chains wishing to launch dental creams under their own label or other marketers needing supply. The parties will be selected based upon the bids they submit for the production.
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     In commenting on the official approval received today, Reuben Mark,
Colgate's Chairman and CEO said, "We are very pleased this last phase of the approval process is completed. We will now be able to move forward with the exciting growth plans we have for our Brazilian oral care business. These include aggressive marketing behind both Colgate toothpaste and our new and exciting alternative brand; as well as the modernization of the Kolynos manufacturing facility and its development into a major export center for Mercosul, Latin America and the developing world; the development of the Kolynos Technology Center into a world class laboratory serving the oral health needs of all Latin America; and the expansion of our oral health education programs planned to reach millions of children throughout the country. We will also be able to accelerate the combination of the Colgate and Kolynos operations for even greater efficiencies and significant cost savings.

     "We are optimistic our Brazilian business will continue to profitably grow as a result of our strong market shares, increased efficiencies, and the revenue we will receive from our new third party customers."

     Under the agreement, the Company will continue to strongly market the Kolynos brand in the other rapidly growing segments of the Brazilian Oral Care market through the sale of Kolynos branded toothbrushes, floss, and dental rinses.

     The agreement has no effect on the Kolynos toothpaste business in the 12 other countries where these products are currently being sold.

     Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Kolynos, Ajax, Soupline, Suavitel and Fab, as well as Hill's Science Diet and Hill's Prescription Diet pet foods.